Exhibit 10.1B

AMENDMENT NUMBER ONE

TO

2018 SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

This Amendment Number One to the 2018 Supplemental Benefits Agreement (this “Amendment”) is entered into as of the 13th day of December, 2018, by and between Richard Murray, IV, an individual (“Executive”) and National Bank of Commerce, a national banking association located in Birmingham, Alabama (the “Bank”).

RECITALS

A.     Pursuant to that certain Agreement and Plan of Merger dated as of November 23, 2018 (the “Merger Agreement”) by and between CenterState Bank Corporation, a Florida corporation (“CenterState”) and National Commerce Corporation, a Delaware corporation (the “Corporation”), the Corporation will merge with and into CenterState, and thereafter the Bank will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState.

B.     The Executive and the Bank previously entered into that certain Supplemental Executive Retirement Benefits Agreement (the “Agreement”), effective as of September 12, 2018.

C.     Section 12(l) of the Agreement provides that the Bank reserves the right at any time to modify or amend or terminate the Agreement at any time, subject to the consent of the Executive.

D.     The Bank desires to amend the Agreement in order to modify the vesting provisions of Section 5(b) of the Agreement, and the Executive desires to consent to such amendment.

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, agree as follows:

1.     The first sentence of Section 2(b) of the Agreement shall be deleted with the following substituted in lieu thereof:

“In all events subject to Section 5(b) below, if the Executive experiences a Separation from Service (as defined below) with the Bank and an affiliate thereof because he voluntarily resigns from employment with the Bank and its affiliates for any reason other than a Good Reason (as defined below) before the Full Vesting Date, then, commencing on the Payment Commencement Date and continuing on the first business day of each month thereafter until a total of 180 payments have been made to the Executive, the Bank shall pay to the Executive an amount equal to one-twelfth (1/12) of the Limited Benefit (as defined below).”

2.     Section 2(c) of the Agreement shall be deleted with the following substituted in lieu thereof:

“(c)     [Reserved.]”

3.     The second and third sentences of Section 2(d) of the Agreement shall be deleted with the following substituted in lieu thereof:

“For purposes of this Agreement, the terms ‘For Cause’ or ‘Cause’ shall mean any of the following events: (i) incompetence or dishonesty in Executive’s job performance, gross negligence, deliberate neglect of duties, willful malfeasance or misconduct in performance or failure to substantially perform the duties assigned to the Executive by the Bank; (ii) conviction of a felony or of any offense involving moral turpitude, dishonesty, breach of trust, organized crime or racketeering; (iii) fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment; or (iv) the Executive’s unreasonable and/or abusive use of addictive substances, which in the Bank’s reasonable judgment, interferes with the Executive’s ability to perform his duties.”

4.     The heading of Section 5 shall be retitled as follows: “5.     Accelerated Vesting Events.”

5.     Section 5(b) shall be deleted with the following substituted in lieu thereof:

“(b)     The Executive shall become 100% vested and thus entitled to the Full Benefit upon any of the following events:

(i)     an involuntary termination of employment by the Bank without Cause (as defined above);

(ii)     a voluntary resignation by the Executive for Good Reason (as defined below);

(iii)     the Executive ceasing to be employed by the Bank due to becoming Substantially Disabled (as defined below); or

(iv)     upon a Change in Control (as defined above), other than the Change in Control resulting from the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of November 23, 2018 by and between CenterState Bank Corporation, a Florida corporation and National Commerce Corporation, a Delaware corporation.

In any such applicable case, the Full Benefit shall be payable to the Executive beginning on the Payment Commencement Date without exception.”

6.     Section 5 shall be amended by adding Subsection (e) thereto as follows:

“(e)     For purposes of this Section 5, the following terms shall have the meanings set forth below:

(i)     The term ‘Good Reason’ shall mean any of the following which occurs, without the Executive’s advance written consent, after the Executive shall have given written notice to the Bank of the existence of one or more of the conditions described below within ninety (90) days after the initial existence of the condition, and after the Bank shall have defaulted in its obligation within 30 days thereafter to remedy the condition:

(1)     A reduction in the Executive’s Base Salary (as defined in the Executive’s employment agreement, dated November 23, 2018) or material reduction in Executive’s incentive compensation opportunity or structure;

(2)     A material diminution of the Executive’s authority, duties, or responsibilities; or

(3)     A material change in the principal office location at which the Executive must perform services for the Bank, which, for purposes of this provision shall be a location outside the 25 mile radius from the Executive’s existing office location or the 25 mile radius from the Executive’s Atlanta, Georgia office location.

(ii)     The term ‘Substantially Disabled’ shall mean the Executive has been determined to be eligible for long-term disability benefits under the long-term disability benefit plan of the Bank covering Executive or for disability benefits under the federal Social Security Acts.”

7.     This Amendment shall become effective upon the closing of the transactions contemplated by the Merger Agreement. If the closing of the transactions contemplated in the Merger Agreement does not occur or in the event the Merger Agreement is terminated prior to the consummation of the transactions contemplated therein, this Amendment shall be null and void in ab initio and shall have no force and effect.

8.     All other terms and conditions of the Agreement not herein amended shall remain in full force and effect and any capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Amendment as of the day and year first above written.

BANK:

National Bank of Commerce

By	/s/ William E. Matthews, V
William E. Matthews, V

Its	President and CFO

EXECUTIVE:

/s/ Richard Murray, IV
Richard Murray, IV

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